EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
Media Contact:	Investor Contact:
Leslie Monreal, Director of Public Relations (561) 682-4134	Richard Garcia, Senior VP and CFO (561) 682-4209

PAXSON COMMUNICATIONS CORPORATION APPOINTS
RAY RAJEWSKI TO BOARD OF DIRECTORS

(West Palm Beach, FL – June 14, 2005) – Paxson Communications Corporation (AMEX – PAX), the owner and operator of the nation’s largest broadcast television station group, reaching 87% of U.S. households (approximately 95 million homes), today announced the appointment of Ray Rajewski to its Board of Directors, effective June 10, 2005. Bringing over 30 years of experience in television station management to the Board, Mr. Rajewski most recently served as executive vice president, Viacom Television Stations Group, retiring in 2002.

Previously, Mr. Rajewski served as executive vice president of the television station group for Paramount Television. Prior to joining Paramount, he held various positions with Taft Broadcasting Company, including vice president and general manager of WGR-TV in Buffalo. Mr. Rajewski began his broadcasting career in 1968 working for Kaiser Broadcasting, a pioneer in UHF independent television. He also served as chairman of the Association of Local TV Stations (ALTV).

About Paxson Communications Corporation
Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system. Paxson reaches 87% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. For more information, visit Paxson’s website at www.pax.tv.

Note: Paxson distribution data provided by Nielsen Media Research.